EXHIBIT 99.2

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of certain significant factors that have affected our financial condition, results of operations and cash flows during the periods included in the accompanying unaudited consolidated financial statements. This discussion should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (see Note 1 to Consolidated Financial Statements included as part of this Quarterly Report on Form 10-Q for the period ended June 30, 2008).

We believe that certain accounting policies have the potential to have a more significant impact on our consolidated financial statements, either because of the significance of the consolidated financial statements to which they relate or because they involve a higher degree of judgment and complexity. A summary of such critical accounting policies can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Quarterly Report on Form 10-Q that representour beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this report, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008, and in our subsequent Quarterly Reports on Form 10-Q, including this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this Form 10-Q are qualified by these cautionary statements.

Executive Summary

We are a leading vertically integrated global provider of proprietary trenchless technologies for the rehabilitation, without digging or disruption, of municipal sewer and water and industrial mineral, oil and gas piping systems. Our operations are organized based on differences in products and services, as well as by geographic areas. We operate in three distinct markets: sewer rehabilitation, water rehabilitation and energy and mining services. Within the sewer rehabilitation market, we operate in three distinct geographies: North America, Europe and internationally outside of North America and Europe. While we use a variety of trenchless technologies in many different locations, the majority of our revenues are derived from the Insituform® cured-in-place-pipe (“CIPP”) process in the United States.

We are organized into five reportable segments: North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation and Energy and Mining. In 2008, we have been in an organizational transition following the appointment of our new Chief Executive Officer in April. We have also realigned management of certain of our operations and experienced growth in certain previously immaterial operations. As a result of this appointment and our Chief Executive Officer’s review and assessment of our business operations, and in connection with our regular review and evaluation of our reportable segments, we have identified new reportable segments. We previously had two reportable segments – Rehabilitation and Tite Liner. In connection with the realignment, we divided the Rehabilitation segment into four reportable segments (North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation and Water Rehabilitation), and renamed the Tite Liner segment as our Energy and Mining segment. Previously reported data has been updated to reflect this change.

We believe that this expanded segment disclosure will provide improved transparency into our business and greater insight into our results. We also believe that this segmentation will be helpful in articulating our strategic direction to our investors.

Our revenues are generated principally in the United States, Canada, The Netherlands, the United Kingdom, France, Switzerland, Chile, Spain, Mexico, Poland, Belgium and India and include product sales and royalties from our joint ventures in Europe and Asia and our unaffiliated licensees and sub-licensees throughout the world. The United States remains our single largest market, representing approximately 61.9% of total revenues in the first half of 2008 compared to 65.7% of total revenues in the first half of 2007. We currently have initiatives under way in connection with our strategic plan to reduce further our reliance on the United States sewer rehabilitation market beyond the 380 basis point revenue reduction realized in the first half of 2008 as compared to the prior year period. Revenues outside of North America increased by $23.5 million, or 46.8%, in the first half of 2008 as compared to the prior year period.

Results of Operations – Three and Six Months Ended June 30, 2008 and 2007

On March 29, 2007, we announced plans to exit our tunneling business in an effort to align better our operations with our long-term business strategy. This business was capital and management intensive and carried a higher risk profile in contracting. It also did not complement our core business of rehabilitation of sewer, water and industrial pipes. We can now reallocate these resources to the development of our Water Rehabilitation segment, as well as our international and inorganic growth initiatives.

We have classified the results of operations of our tunneling business as discontinued operations for all periods presented. At December 31, 2007, substantially all existing tunneling business activity had been completed.

Corporate expenses previously allocated to our tunneling business have been re-allocated to our five reportable segments, North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation, and Energy and Mining, for all periods presented.

Key financial data for each of our reportable segments and periods presented is as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 135,585	$ 124,968	$ 10,617	8.5%
Gross profit	31,130	28,050	3,080	11.0
Gross margin	23.0%	22.4%	0.6%
Operating expenses	24,914	24,021	893	3.7
Operating income	6,216	4,029	2,187	54.3
Operating margin	4.6%	3.2%	1.4%
Net income from continuing operations	3,914	2,432	1,482	60.9

Six Months Ended June 30,
Revenues	$ 261,512	$ 239,950	$ 21,562	9.0%
Gross profit	58,017	48,432	9,585	19.8
Gross margin	22.2%	20.2%	2.1%
Operating expenses	48,546	48,206	340	0.7
Operating income	9,471	226	9,245	4090.7
Operating margin	3.6%	0.1%	3.5%
Net income (loss) from continuing operations	5,944	(856)	6,800	794.4

Overview

Consolidated net income (loss) from continuing operations was $1.5 million higher in the second quarter of 2008 than in the second quarter of 2007 and $6.8 million higher in the first six months of 2008 than in the first six months of 2007. The increase in consolidated income from continuing operations for the second quarter of 2008 was principally due to improved margins in our North American Sewer Rehabilitation segment, coupled with growth in our Energy and Mining segment. In addition, operating expenses decreased as a percentage of revenues to 18.4% in the second quarter of 2008 as compared to 19.2% in the second quarter of 2007, and to 18.6% in the first six months of 2008 as compared to 20.1% in the first six months of 2007.

In the first quarter of 2007, we began experiencing weakness in our U.S. sewer rehabilitation market. In addition, we experienced project performance issues on certain jobs related to project management and operational inefficiencies. This market weakness, coupled with project performance issues, led to a sharp decline in results from prior periods, which has been progressively improving in subsequent quarters.

In the second quarter and first half of 2008, results in our North American Rehabilitation segment were improved over the prior corresponding periods, and results in our Energy and Mining segment were very strong. The weakness in the municipal spending market continued to negatively impact our North American Rehabilitation segment results, while strength in the oil, mining and gas industries positively impacted our Energy and Mining segment results. Market anomalies between the segments are typically independent of each other, unless a macroeconomic event affects both the water and wastewater rehabilitation markets and the oil, mining and gas markets. Geographical anomalies within each segment are highlighted below. Anomalies exist for a variety of reasons, including, but not limited to, local economic conditions, weather-related issues, levels of government funding, etc.

Our second quarter 2008 results included $1.2 million of expenses recorded during the quarter in connection with a proxy contest initiated by a dissident stockholder and its affiliates. In total, we spent approximately $1.7 million related to this matter and do not expect any further expenses. In addition, our second quarter 2008 results included $0.8 million in expenses related to compensation in connection with the transition of the office of the chief executive.

North American Sewer Rehabilitation Segment

Key financial data for our North American Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 87,095	$ 90,323	$ (3,228)	(3.6)%
Gross profit	19,830	18,167	1,663	9.2
Gross margin	22.8%	20.1%	2.7%
Operating expenses	15,900	16,367	(467)	(2.9)
Operating income	3,930	1,799	2,131	118.5
Operating margin	4.5%	2.0%	2.5%

Six Months Ended June 30,
Revenues	$ 168,149	$ 173,196	$ (5,047)	(2.9)%
Gross profit	36,220	29,962	6,258	20.9
Gross margin	21.5%	17.3%	4.2%
Operating expenses	31,057	33,921	(2,864)	(8.4)
Operating income (loss)	5,163	(3,959)	9,122	230.4
Operating margin	3.1%	(2.3)%	5.4%

Revenues
Revenues decreased 3.6% in our North American Sewer Rehabilitation segment in the second quarter of 2008 to $87.1 million from $90.3 million in the second quarter of 2007. This decrease was primarily due to reduced crew capacity in response to recent unfavorable operating conditions in the U.S. sewer rehabilitation market.  During the second quarter of 2008, we increased third-party product sales by $0.9 million, as compared to the second quarter of 2007, offsetting a portion of the decrease in revenue in the contracting operations.

Revenues decreased $5.1 million, or 2.9%, in our North American Sewer Rehabilitation segment in the first six months of 2008 compared to the first six months of 2007, due principally to the reasons discussed above.  For the six months ended June 30, 2008, third party product sales increased by $0.7 million as compared to the same period in 2007.

Contract backlog in our North American Sewer Rehabilitation segment at June 30, 2008 was $185.4 million. This represented an $11.2 million, or 6.4%, increase from backlog at March 31, 2008. As compared to December 31, 2007 and June 30, 2007, North American Sewer Rehabilitation experienced an increase in contract backlog of $25.4 million, or 15.9%, and $30.1 million, or 19.4%, respectively, despite unfavorable market conditions.

Gross Profit and Gross Margin
According to internal market analysis and various market surveys, projections for spending in the U.S. sewer rehabilitation market in 2008 indicate that the market will be flat to slightly down as compared to 2007. We have already responded to these conditions by realigning our cost structure to improve profitability going forward and by reducing our crew capacity to fit the market demand and eliminating field support costs, as well as reducing corporate costs. We improved our overall operating margins in North America throughout 2007 as result of these actions.

Gross profit in our North American Sewer Rehabilitation segment increased 9.2% in the second quarter of 2008 compared to the second quarter of 2007. We drove improved execution and also experienced favorable weather conditions in the second quarter of 2008. Positive pricing trends, improved cost management practices and product mix improvements also contributed to the growth in gross profit.

Our North American Sewer Rehabilitation segment gross profit increased 20.9% in the first six months of 2008 compared to the same period of 2007. Our results were very poor in the first quarter of 2007 in the United States, due to a variety of reasons, including competitive pricing pressures, poor productivity, installation problems in several geographic regions and a high level of small diameter installations with lower margins. Competitive pricing pressures were particularly felt in the first quarter of 2007. We began experiencing a downturn of bidding in the market in the second half of 2006, creating increased pricing pressure from heightened competition.

A large portion of the profitability improvements made in recent quarters relate to the initiatives we have implemented with our cost structure and crew productivity. We have driven down the fixed costs of labor per unit installed in North America by more than 4%, and we have been able to keep our equipment costs fairly flat relative to last year, notwithstanding more than a 40% increase in fuel prices from last year. We also have increased the average feet installed per week by more than 6% due to productivity improvements, due in large part to the continued rollout of our iPlus™ Infusion™ technology. We will continue driving improvements in productivity through enhanced project management and crew training and continued implementation of technologies, along with improved logistics management. We are also seeking avenues for taking advantage of our vertical integration and manufacturing capabilities by expanding our third-party product sales efforts.

In 2007, a substantial portion of our revenues came from backlog that had reduced margins caused by lower market pricing resulting from the increased competitive pressures. As mentioned earlier, the U.S. sewer rehabilitation market experienced a downturn in 2007, due to a number of factors, including decreased federal and state funding for underground pipeline infrastructure projects. Our gross profit margin percentage increased by 2.7 margin points to 22.8% in the second quarter of 2008 from 20.1% in the second quarter of 2007. In the first six months of 2008, the gross profit margin percentage increased by 4.2 margin points to 21.5% compared to 17.3% in the first six months of 2007.

Operating Expenses
Operating expenses decreased 2.9% in the second quarter of 2008 compared to the second quarter of 2007 despite costs associated with a proxy contest initiated by a dissident stockholder and its affiliates as well as one-time compensation costs in connection with the hiring of a new Chief Executive Officer.

Operating expenses decreased $2.9 million, or 8.4%, in the first six months of 2008 compared to the first six months of 2007. Operating expenses, as a percentage of revenues, were 18.5% in the first six months of 2008 compared to 19.6% in the first six months of 2007. The above-mentioned proxy contest and compensation costs also impacted the first half operating expenses in 2008.

We have been focused on cost reduction and realignment efforts, particularly in our North American Sewer Rehabilitation business over the last six months. A large portion of these savings was offset by the allocation of costs related to the proxy contest and one-time compensation matters, discussed previously. Our efforts to reduce our fixed overhead costs will continue and even accelerate, as we progress through the remainder of 2008.

Operating Income (Loss) and Operating Margin
Improved gross profit and lower operating expenses, combined for a $2.1 million increase in operating income in the second quarter of 2008 compared to the second quarter of 2007. North American Sewer Rehabilitation operating margin, which is operating income as a percentage of revenue, improved to 4.5% in the second quarter of 2008 compared to 2.0% in the second quarter of 2007.

Operating income in the first six months of 2008 increased $9.1 million compared to the first six months of 2007, primarily due to the improvement in first quarter results in 2008 versus 2007, which was particularly weak. North American Sewer Rehabilitation operating margin improved to 3.1% in the first six months of 2008 compared to (2.3)% in the first six months of 2007.

European Sewer Rehabilitation Segment

Key financial data for our European Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 26,647	$ 22,824	$ 3,823	16.7%
Gross profit	5,276	5,176	100	1.9
Gross margin	19.8%	22.7%	(2.9)%
Operating expenses	5,763	5,294	469	8.9
Operating loss	487	118	(369)	(312.7)
Operating margin	(1.8)%	(0.5)%	(1.3)%

Six Months Ended June 30,
Revenues	$ 52,257	$ 43,272	$ 8,985	20.8%
Gross profit	9,996	8,859	1,137	12.8
Gross margin	19.1%	20.5%	(1.4)%
Operating expenses	11,433	9,916	1,517	15.3
Operating loss	1,437	1,057	(380)	(36.0)
Operating margin	(2.7)%	(2.4)%	(0.3)%

Revenues
Revenues in our European Sewer Rehabilitation segment increased by $3.8 million, or 16.7%, during the second quarter of 2008 compared to the second quarter of 2007 primarily driven by the impact of strengthening European currencies.
Contract backlog in this segment was $34.9 million at June 30, 2008. This represented a decrease of $0.7 million, or 1.9%, compared to December 31, 2007 and June 30, 2007.

For the first six months of 2008, revenues increased by $9.0 million, or 20.8%, compared to the first six months of 2008 due in part to strengthening European currencies against the U.S. dollar and growth in the United Kingdom, the Netherlands and Poland.

Gross Profit and Gross Margin
Gross profit increased slightly to $5.3 million, or 1.9%, during the second quarter of 2008 compared to the second quarter of 2007 despite the 16.7% increase in revenue, due principally to execution issues experienced in several countries in the second quarter of 2008.

For the first six months of 2008, gross profit increased by $1.1 million, or 12.8%, compared to the first six months of 2007, due principally to the growth in revenues mentioned above partially offset by the execution issues mentioned earlier.

Operating Expenses
Operating expenses increased by $0.5 million during the second quarter of 2008 compared to the second quarter of 2007, primarily due to the impact of stronger European currencies versus the U.S. Dollar of $0.4 million. Operating expenses, as a percentage of revenues, decreased to 21.6% in the second quarter of 2008 compared to 23.2% in the second quarter of 2007.

Operating expenses in our European Sewer Rehabilitation segment increased $1.5 million in the first six months of 2008 as compared to the first six months of 2007. Of this increase, $0.6 million was due to strengthening European currencies against the U.S. dollar. The remaining increase was due to restructuring costs in certain regional operations, the addition of a new Vice President of the European Group and continued growth in operations. As a percentage of revenues, operating expenses were 21.9% in the first six months of 2008 compared to 22.9% in the first six months of 2007.

Operating Loss and Operating Margin
Higher operating expenses were partially offset by higher gross profits that led to a $0.4 million decrease in operating loss in the second quarter of 2008 compared to the second quarter of 2007. European Sewer Rehabilitation operating margin, which is an operating loss as a percentage of revenue, declined to (1.8) % in the second quarter of 2008 compared to (0.5)% in the second quarter of 2007.

Operating loss in the first six months of 2008 decreased $0.4 million compared to the first six months of 2007, primarily due to the higher operating expenses. European Sewer Rehabilitation operating margin declined to (2.7)% in the first six months of 2008 compared to (2.4)% in the first six months of 2007.

Asia-Pacific Sewer Rehabilitation Segment

Key financial data for our Asia-Pacific Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 2,152	$ –	$ 2,152	n/a
Gross profit	604	–	604	n/a
Gross margin	28.1%	n/a	28.1%
Operating expenses	425	–	425	n/a
Operating income	179	–	179	n/a
Operating margin	8.3%	n/a	8.3%

Six Months Ended June 30,
Revenues	$ 3,691	$ –	$ 3,691	n/a
Gross profit	1,085	–	1,085	n/a
Gross margin	29.4%		29.4%
Operating expenses	736	–	736	n/a
Operating income	349	–	349	n/a
Operating margin	9.5%		9.5%

Revenues
Revenues in our Asia-Pacific Sewer Rehabilitation segment reached $2.2 million and $3.7 million in the second quarter of 2008 and the six months ended June 30, 2008, respectively. This segment of our business is a start-up and did not record any business during the first six months of 2007. We saw new revenue sources from our operations in Asia, including $1.2 million in India in the second quarter of 2008.

This segment of our business consists mainly of our business in India. The emergence of this international operation is in-line with our strategy of international diversification and is a large driver in the Company-wide 380 basis point increase of revenues outside of North America as a percentage of total revenues.

Gross Profit and Gross Margin
Gross profit reached $0.6 million and $1.1 million in the second quarter of 2008 and the six months ended June 30, 2008, respectively.

Operating Expenses
Operating expenses were $0.4 million and $0.7 million in the second quarter of 2008 and the six months ended June 30, 2008, respectively. Operating expenses, as a percentage of revenues, were 19.7% in the second quarter of 2008 and 19.9% in the six months ended June 30, 2008. We are continuing our business development efforts in international markets, which will require us to dedicate certain resources to these efforts. Approximately all $0.7 million of operating expenses relate to Asia-Pacific management.

Operating Income and Operating Margin
Operating income was $0.2 million and $0.3 million in the second quarter of 2008 and the six months ended June 30, 2008, respectively.

Water Rehabilitation Segment

Key financial data for our Water Rehabilitation Segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 1,949	$ 1,133	$ 816	72.0%
Gross profit	368	193	175	90.7
Gross margin	18.9%	17.0%	1.9%
Operating expenses	1,045	576	469	81.4
Operating loss	677	383	294	76.7
Operating margin	(34.7)%	(33.8)%	(0.9)%

Six Months Ended June 30,
Revenues	$ 3,821	$ 1,133	$ 2,688	237.2%
Gross profit	429	131	298	227.5
Gross margin	11.2%	11.6%	(0.4)%
Operating expenses	1,689	912	777	85.1
Operating loss	1,260	781	479	61.3
Operating margin	(33.0)%	(69.0)%	36.0%

Revenues
Revenues from our Water Rehabilitation Segment grew to $1.9 million in the second quarter of 2008 from $1.1 million in the prior year period. The 72.0% quarter-over-quarter growth is indicative of the start-up nature of our water business. We performed water rehabilitation projects in the United States, Canada and Europe in 2008.

Revenues increased by $2.7 million, or 237.2%, in our Water Rehabilitation segment in the first six months of 2008 compared to the first six months of 2007. The expansion in this segment is consistent with our strategy of geographic and product diversification, aimed at reducing our dependency on the U.S. sewer rehabilitation market and minimizing the impact of market downturns, which we experienced in 2007.

We are pursuing growth opportunities for our water rehabilitation business. While this business is in its early stages, we continue to expect that our Water Rehabilitation segment will contribute modest operating profits in 2008.

Gross Profit and Gross Margin
During the second quarter of 2008, gross profit increased to $0.4 million from $0.2 million in the second quarter of 2007. In addition, our gross margin percentage increased 190 basis points for the same period primarily due to revenue increasing at a rate faster than fixed costs to fund the business. As we continue to increase volume, fixed costs will be spread over a larger revenue base and should lead to more profitable results.

Gross profit increased by $0.3 million during the first six months of 2008 compared to the first six months of 2007.

Operating Expenses
Operating expenses in our Water Rehabilitation segment increased by $0.5 million in the second quarter of 2008 compared to the second quarter of 2007. As a percentage of revenues, operating expenses were 53.6% in the second quarter of 2008 compared to 50.9% in the second quarter of 2007. In 2008, we allocated additional resources to this segment in an effort to expand this business.

Operating expenses increased by $0.8 million in the first six months of 2008 compared to the first six months of 2007. Operating expenses as a percentage of revenues declined to 44.2% in the first six months of 2008 compared to 80.5% in the first six months of 2007.

Operating expenses will continue to increase in future periods as we add sales and administrative resources to grow the business.  However, as a percent of revenue, we expect operating expenses to decrease over time.

Operating Loss and Operating Margin
Operating loss was $0.7 million in the second quarter of 2008 compared to $0.4 million in second quarter of 2007. Operating margin declined to (34.7)% in the second quarter of 2008 compared to (33.8)% in the second quarter of 2007.

Operating loss in the first six months of 2008 was $1.3 million compared to a loss of $0.8 million in the first six months of 2007. Our Water Rehabilitation segment operating margin increased by 36 margin points to (33.0)% in the first six months of 2008 compared to (69.0)% in the first six months of 2007.

Energy and Mining Segment

	2008	2007	Increase (Decrease)
Three Months Ended June 30,
Revenues	$ 17,742	$ 10,688	$ 7,054	66.0%
Gross profit	5,052	4,514	538	11.9
Gross margin	28.5%	42.2%	(13.7)%
Operating expenses	1,781	1,783	(2)	0.1
Operating income	3,271	2,731	540	19.8
Operating margin	18.4%	25.5%	(7.2)%

Six Months Ended June 30,
Revenues	$ 33,594	$ 22,349	$ 11,245	50.3%
Gross profit	10,287	9,480	807	8.5
Gross margin	30.6%	42.4%	11.8%
Operating expenses	3,631	3,457	174	(5.0)
Operating income	6,656	6,023	633	10.5
Operating margin	19.9%	26.9%	(7.2)%

Revenues
Revenues in our Energy and Mining segment increased by 66.0% in the second quarter of 2008 compared to the second quarter of 2007. Our Energy and Mining segment is divided into four primary operating markets: Canada, South America, Latin America and the United States. Each of these four markets saw a growth in revenues, with the largest increase coming from a record quarter in South America. In that market alone, revenues increased by $5.2 million due mainly to our work on two large revenue projects in Chile. In addition, revenues in Canada increased approximately 14.7% in the second quarter of 2008 compared to the second quarter of 2007. We had increased revenues in Mexico and performed work in two new markets, China and Australia.

Revenues for our Energy and Mining segment increased by 50.3% in the first six months of 2008 compared to the first six months of 2007. This increase was primarily due to the substantial improvement in our South American operations. In South America, revenues increased $9.1 million compared to the first six months of 2007. In addition, our operation in Canada for the first six months of 2008 have rebounded from the decline in the second half of 2007.

Unlike in our Rehabilitation segments, revenues in our Energy and Mining segment are responsive to the oil, gas and mining industries, which have all been strong in recent quarters. Substantially all of our Energy and Mining revenues are derived from customers in these sectors and, as such, the market conditions are unlike that of our Rehabilitation segments.

Contract backlog for this segment declined from recent historic highs to $24.7 million, a decrease of 23.4% over the prior quarter. While we expect revenues in South America and Canada to decline in the last half of the year, we anticipate year-over-year growth in 2008 versus 2007. Our Energy and Mining segment should continue to see strong demand for its services due to the continued high commodity pricing levels.

Gross Profit and Gross Margin
Gross profit increased from the prior year quarter by 12.0%, while gross margin percentage decreased from the prior year quarter to 28.5% from 42.2%. The decrease in gross margin percentage was primarily due to work performed in South America in the second quarter of 2008 at a lower margin than work performed in other areas of the world. In addition, we experienced some favorable project close-outs in the prior year period which led to an abnormally high gross margin percentage.

Our Energy and Mining segment gross profit increased by $0.8 million in the first six months of 2008 compared to the same period of 2007. Gross margin percentage during the same period decreased from the prior year to 30.6% from 42.4%. This decrease was principally due to the lower margin, large revenue projects in South America as well as the favorable impact to results in the first six months of 2007 from large gains realized from project closeouts of $1.3 million in South America and Africa. The decrease in the margin for South America was also partially due to an increase in the percentage of revenue from subcontractors as well as an increase in competitive bidding. The gross margin level experienced in the first six months of 2008 is more in line with the normal range of expectations, while still subject to variability due to different market prices in various locations throughout the world.

Operating Expenses
Operating expenses in our Energy and Mining segment were relatively flat in the second quarter of 2008 compared to the second quarter of 2007, despite the 66.0% increase in revenues. As a percentage of revenues, operating expenses were 10.0% in the second quarter of 2008 compared to 16.7% in the second quarter of 2007, as we were able to contain costs even in light of the rapid growth in revenues.

Operating expenses increased 5.0% in the first six months of 2008 compared to the first six months of 2007 primarily due to additional staffing costs in the first quarter of 2008 to support our ongoing geographic expansion initiatives. Operating expenses as a percentage of revenues were 10.8% in the first six months of 2008 compared to 15.5% in the first six months of 2007.

Operating Income and Operating Margin
Operating income was 19.9% higher in the second quarter of 2008 compared to the second quarter of 2007 due to higher revenue throughout, although at lower gross margins. Operating margin decreased to 18.4% in the second quarter of 2008 compared to 25.5% in the second quarter of 2007.

Operating income in the first six months of 2008 increased by $0.6 million compared to the first six months of 2007. Our Energy and Mining segment operating margin decreased to 19.8% in the first six months of 2008 compared to 26.9% in the first six months of 2007.

Other Income (Expense)

Interest Income
Interest income was relatively flat and decreased by $0.1 million in each of the second quarter of 2008 and first six months of 2008 compared to the prior year periods. These small variations were primarily driven by fluctuating interest rates on deposits.

Interest Expense
Interest expense decreased $0.2 million and $0.4 million in the second quarter and first six months of 2008, respectively, compared to the prior year periods, primarily related to our payment of our Senior Notes, Series A, in February 2007.

Other Income
Other income increased by $0.4 million in the second quarter and first six months of 2008 compared to the same periods in 2007. The primary component of other income in the first half of 2008 included gains of $0.7 million on the disposition of excess property and equipment. Likewise, gains of $0.9 million were recorded on dispositions of excess property and equipment in the first half of 2007.

Taxes on Income (Tax Benefits)

Taxes on income increased $1.0 million and $2.8 million in the second quarter and first six months of 2008, respectively, as compared to the prior year periods, due to an increase in income before taxes. Our effective tax rate was 28.7% and 29.0% in the second quarter and first six months of 2008, respectively, compared to 23.1% and -13.8% in the corresponding periods in 2007. The effective tax rate for the first half of 2007 varied substantially from the statutory rates due to a consolidated pre-tax loss combined with pre-tax income generated in certain foreign tax jurisdictions with higher rates.

Equity in Losses of Affiliated Companies

Equity in losses of affiliated companies in the second quarter of 2008 was $0.2 million compared to an immaterial amount in the same period of 2007. Equity in losses of affiliated companies in the first six months of 2008 and 2007 was $0.6 million and $0.3 million, respectively. We have recently invested in start-up joint ventures in Hong Kong and Australia, and losses have been incurred in the early stages of start-up. We expect to see improvements in earnings from these ventures in the foreseeable future.

Loss from Discontinued Operations, Net of Tax

On March 29, 2007, we announced plans to exit our tunneling business in an effort to align better our operations with our long-term business strategy. In the years leading up to 2007, operating results in our tunneling business caused us to divert cash away from our pursuit of international and inorganic growth. The tunneling business also was management intensive. The closure has enabled us to realign our management structure and reallocate management resources to implement our long-term strategy.

We have classified the results of operations of our tunneling business as discontinued operations for all periods presented.  Substantially all existing tunneling business activity had been completed in early 2008.

Revenues from discontinued operations were $2.0 million and $19.7 million in the second quarters of 2008 and 2007, respectively. Revenues from discontinued operations were $7.6 million and $35.7 million in the first six months of 2008 and 2007, respectively. Income (losses) from discontinued operations, net of income taxes, were $(0.5) million and $(0.6) million in the second quarter and first six months of 2008, respectively, compared to $0.8 million and $(11.2) million in the second quarter and first six months of 2007, respectively. The lower activity in discontinued operations was due to the winding down of the business.

During the second quarter of 2008, as projects closed out, there were some additional costs incurred that contributed to the net loss. In addition, there were approximately $0.4 million of legal expenses incurred in the pursuit of outstanding claims.

Contract Backlog

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract. The following table sets forth our consolidated backlog by segment:

Backlog	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
(in millions)
North American Sewer Rehabilitation	$ 185.4	$ 174.2	$ 160.0	$ 164.7	$ 155.3
European Sewer Rehabilitation	34.9	39.0	35.6	41.6	35.6
Asia-Pacific Sewer Rehabilitation	33.2	34.4	35.1	0.0	–
Water Rehabilitation	11.6	5.8	2.1	2.0	2.2
Energy and Mining	24.7	32.2	26.2	16.3	12.5
Total	$ 289.8	$ 285.6	$ 259.0	$ 224.6	$ 205.6

Although backlog represents only those contracts that are considered to be firm, there can be no assurance that cancellation or scope adjustments will not occur with respect to these contracts.

Liquidity and Capital Resources

Cash and Equivalents

	June 30, 2008	December 31, 2007
	(in thousands)
Cash and cash equivalents	$ 93,212	$ 78,961
Restricted cash	2,629	2,487

Restricted cash held in escrow relates to deposits made in lieu of retention on specific projects performed for municipalities and state agencies or advance customer payments in Europe.

Sources and Uses of Cash
We expect the principal use of funds for the foreseeable future will be for capital expenditures, working capital, debt servicing and investments. In the first six months of 2008, capital expenditures were primarily for equipment used for our steam-inversion process and replacement of older equipment, primarily in the United States. Our additional capital expenses come from an increase in crew resources for both our Indian joint venture as well as our Insituform Blue® projects. We expect this increase to continue over the next few quarters.

Our primary source of cash is operating activities. Besides operating activities, we occasionally borrow under our line of credit to fund operating activities, including working capital investments. Information regarding our cash flows for the six months ended June 30, 2008 and 2007 is discussed below and is presented in our consolidated statements of cash flows contained in this report. Despite the relative flatness in the rehabilitation market expected in 2008, we expect operating cash flows to increase as compared to 2007 as a result of improved profitability. This improved cash flow, coupled with existing cash balances, should be sufficient to fund our operations in 2008. As such, we do not believe flatness in the U.S. sewer rehabilitation market to have a material impact on our liquidity.

Cash Flows from Operations
Operating activities provided $14.0 million in the first six months of 2008 compared to $4.5 million used in the first six months of 2007. We had $5.3 million in net income from continuing operations in the first six months of 2008 compared to a net loss of $12.1 million in the prior year period. Changes in operating assets and liabilities provided $0.5 million in the first six months of 2008 compared to $6.1 million used in the same period last year. Compared to December 31, 2007, net accounts receivable at June 30, 2008, including retainage and costs and estimated earnings in excess of billings (unbilled receivables), increased by $4.4 million, prepaid expenses and other assets decreased by $0.9 million and accounts payable and accrued expenses decreased by $3.9 million.
Depreciation and amortization was slightly higher in the first six months of 2008 compared to the first six months of 2007.

Days sales outstanding (“DSOs”) from continuing operations decreased by one day to 98.1 at June 30, 2008 from 99.1 at December 31, 2007. DSOs were 92.8 at June 30, 2007. DSOs have generally increased over the last two years due to enhanced customer requirements for project documentation for billings. Additionally, payment cycles have generally lengthened. Notwithstanding these issues, we are targeting reductions in DSOs and a corresponding improvement in liquidity over the next few quarters as we execute our realignment and process optimization strategies.

Cash Flows from Investing Activities
In the first six months of 2008, cash used by investing activities included $6.9 million in capital expenditures. Capital expenditures were primarily for equipment used for our steam-inversion process and replacement of older equipment, primarily in the United States. In the first six months of 2007, $8.8 million was spent on capital expenditures primarily related to equipment used for our steam-inversion process, and replacement of older equipment, primarily in the United States. In addition, $2.6 million was invested in the remodeling of an existing facility to be our new headquarters in Chesterfield, Missouri. In the first six months of 2008, investing activities used $4.2 million compared to $8.9 million in the first six months of 2007.

Cash Flows from Financing Activities
In the first six months of 2008, cash used in financing activities was $0.3 million compared to $15.1 million in the first six months of 2007. During the first quarter of 2007, we made the final amortization payment of $15.7 million on our Senior Notes, Series A.

Long-Term Debt

Our total indebtedness as of June 30, 2008 consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, and $0.5 million of other notes related to the financing of certain insurance premiums. Our total indebtedness at December 31, 2007 consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, and $1.1 million of other notes related to the financing of certain insurance premiums.

Under the terms of our Senior Notes, Series 2003-A, an early prepayment of the notes could cause us to incur a “make-whole” payment to the holder of the notes. Renegotiation of new covenants has typically required the payment of fees to the noteholders. At June 30, 2008, this make-whole payment would have approximated $7.9 million.

As of June 30, 2008, we were in compliance with all of our debt covenants. We had no debt covenant violations in 2008 or 2007. We anticipate being in compliance with all of our debt covenants over the next 12 months.

We believe we have adequate resources and liquidity to fund future cash requirements and debt repayments with cash generated from operations, existing cash balances, additional short- and long-term borrowing and the sale of assets for the next twelve months. We expect cash generated from operations to improve going forward due to increased profitability and improved working capital management initiatives.

Disclosure of Contractual Obligations and Commercial Commitments

We have entered into various contractual obligations and commitments in the course of our ongoing operations and financing strategies. Contractual obligations are considered to represent known future cash payments that we are required to make under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities or from commercial arrangements that are directly supported by related revenue-producing activities. Commercial commitments represent contingent obligations, which become payable only if certain pre-defined events were to occur, such as funding financial guarantees. See Note 9 to the consolidated financial statements contained in this report for further discussion regarding our commitments and contingencies.

The following table provides a summary of our contractual obligations and commercial commitments as of June 30, 2008 (in thousands). This table includes cash obligations related to principal outstanding under existing debt agreements and operating leases.

Payments Due by Period
Cash Obligations(1)(2)(3)(4)	Total	2008	2009	2010	2011	2012	Thereafter
Long-term debt	$ 65,000	$ -	$ -	$ -	$ -	$ -	$ 65,000
Interest on long-term debt	21,254	2,125	4,251	4,251	4,251	4,251	2,125
Operating leases	22,297	4,662	6,849	4,213	2,731	1,787	2,055
Total contractual cash obligations	$ 108,551	$ 6,787	$ 11,100	$ 8,464	$ 6,982	$ 6,038	$ 69,180
    __________________

(1)
Cash obligations are not discounted. See Notes 6 and 9 to the consolidated financial statements contained in this report regarding our long-term debt and credit facility and commitments and contingencies, respectively.

(2)	Resin supply contracts are excluded from this table. See “Commodity Risk” under Part I, Item 3 of this report for further discussion.

(3)
As of June 30, 2008, we had no outstanding borrowings on our $35.0 million credit facility. The available balance was $19.6 million and the commitment fee was 0.175%. The remaining $15.4 million was used for non-interest bearing letters of credit, $14.5 million of which was collateral for insurance and $0.9 million of which was collateral for work performance.

(4)
Liabilities related to Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, have not been included in the table above because we are uncertain as to if or when such amounts may be settled.

Off-Balance Sheet Arrangements

We use various structures for the financing of operating equipment, including borrowings, operating and capital leases, and sale-leaseback arrangements. All debt is presented in the balance sheet. Our contractual obligations and commercial commitments are disclosed above. We also have exposure under performance guarantees by contractual joint ventures and indemnification of our surety. However, we have never experienced any material adverse effects to our consolidated financial position, results of operations or cash flows relative to these arrangements. All of our unconsolidated joint ventures are accounted for using the equity method. We have no other off-balance sheet financing arrangements or commitments. See Note 9 to our consolidated financial statements contained in this report regarding commitments and contingencies.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under GAAP and expands disclosures about fair value measurements. We adopted the provisions of SFAS No. 157 on January 1, 2008. The adoption of this statement did not have a material impact on our consolidated financial position or results of operations. See Note 10 to our consolidated financial statements contained in this report regarding our derivative financial instruments.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 was effective for the on January 1, 2008. However, as is permissible, we have not elected to apply its provisions to any of our financial assets and financial liabilities.